Exhibit 99.2

Edgen Group Inc.

18444 Highland Road

Baton Rouge, Louisiana 70809

December 19, 2011

PRIVATE AND CONFIDENTIAL

ODS-Petrodata

Suite 170

3200 Wilcrest Dr.

Houston, Texas 77042

USA

Re: Consent to use data extracted from RigBase

Dear Sir or Madam:

Edgen Group Inc. (the “Company”) is drafting a filing to be submitted to the Securities and Exchange Commission. We request your consent to cite, in the Registration Statement and all amendments thereto, certain statements and data (together, the “Data”) contained in the Drilling and Production Outlook, December 2011 edition. Furthermore, we also request to cite ODS-Petrodata as the source of such Data. For example, we seek to include the Data as shown on Schedule A of this document in the Registration Statement. Please note that this data may be updated to conform to the effective date of the Registration Statement.

If this is acceptable, please indicate your consent to our use of the Data by countersigning this letter. Please email the executed consent to Michael Fischette at michael.fischette@dechert.com, and return the original executed consent to Michael Fischette at Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104. Please call the Michael Fischette of Dechert LLP, counsel to the Company, at (215) 994-4000 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.

Sincerely,

Edgen Group Inc.

/s/ David L. Laxton, III
David L. Laxton, III, Chief Financial Officer

CONSENT GRANTED:

[/s/ Recipient]

By:	/s/ Paul Large
Name:	Paul Large
Title:	V.P. Sales
Date:	12/20/2011

Schedule A

(Relevant text is underlined)

•

The global offshore rig count has increased at an approximately 2% CAGR over the last decade to a total of 821 rigs in 2010, 24% of which are semi-submersible rigs typically used in medium to deep-water locations and 58% of which are jack-ups, which tend to be used in locations with water depths of less than 500 feet. In particular, over the last five years, there has been a steady rise in the number of active deep- and ultra-deep water semisubmersible rigs and drill ships, with a total CAGR of 12% over such period.